Exhibit 99.1
Unanimous Written Consent of the Holders of
Class A Voting Units of
Ridgewood Renewable Power LLC

In accordance with Section 3.07 of the Amended and Restated Operating Agreement (the “Agreement”) of Ridgewood Renewable Power LLC (the “Company”), the undersigned take the following actions by written consent and in lieu of a meeting:

Whereas, the Company is the Managing Shareholder of each of Ridgewood Electric Power Trust V (“Trust V”) and Ridgewood Power Growth Fund (“Growth” and, together with Trust V, the “Trusts”).

Whereas, the Trusts, the Company and certain other persons are defendants in a lawsuit brought for and on behalf of each of the Trusts, which lawsuit is captioned Bergeron v. Ridgewood Electric Power Trust V et. al., C.A. No. 07-1205 BLS1 in the Massachusetts Superior Court, Business Litigation Section, which relates to (among other things) the Trusts’ respective equity interests in CLPE Holdings Limited (the “Litigation”).

Whereas, the Board of Managers (the “Board”) of the Company has determined that it is advisable and in the best interests of the Trusts and their respective Investors (other than the Company and the other named defendants in the Litigation) that a Special Litigation Committee of the Board, consisting of Managers who are not defendants in the Litigation and have no personal or business relationship or dealings with the defendants or the Trusts (other than their service in connection with the Special Litigation Committee), be designated to investigate and evaluate the allegations and issues raised in the Litigation and to prepare such reports, arrive at such decisions and take such other actions in connection with the Litigation as the Special Litigation Committee deems appropriate and in the best interests of the Trusts and their respective Investors (other than the Company and the other named defendants in the Litigation).

Whereas, the Board has recommended that the holders of Class A Voting Units adopt the amendment of the Agreement set forth below.

Whereas, capitalized terms used herein and not otherwise defined are used (i) as defined in the Amended and Restated Declaration of Trust of Trust V dated as of July 19, 1996, as amended, when used with respect to Trust V and (ii) as defined in the Amended Declaration of Trust of Growth dated as of January 4, 1998, as amended, when used with respect to Growth.

Amendment of Agreement

Resolved, that Article Four of the Agreement is hereby amended by adding the following new Section 4.09:

4.09           Independent Special Litigation Managers and Special Litigation Committee.  The provisions of Subsections 4.09(a) through 4.09(h) shall apply until the termination of the Litigation (whether by dismissal, final order, settlement or otherwise and which shall be confirmed in the manner contemplated by Subsection 4.09(b)), at which time such provisions will have no further force or effect.  In the event of a conflict between any other provision of this Agreement and this Section 4.09, this Section shall govern.

(a)           Definitions.  For purposes of this Section 4.09: (i) “Trust V” means Ridgewood Electric Power Trust V; (ii) “Growth” means The Ridgewood Power Growth Fund; (iii) “Trusts” means, collectively, Trust V and Growth; (iv) “Investors” means the respective Investors of the Trusts; and (v) “Litigation” means the litigation captioned Bergeron v. Ridgewood Electric Power Trust V et. al., C.A. No. 07-1205 BLS1 in the Massachusetts Superior Court, Business Litigation Section.  Capitalized terms used in this Section 4.09 and not otherwise defined are used (i) as defined in the Amended and Restated Declaration of Trust of Trust V dated as of July 19, 1996, as amended, when used with respect to Trust V and (ii) as defined in the Amended Declaration of Trust of Growth dated as of January 4, 1998, as amended, when used with respect to Growth.

(b)           Appointment; Resignation and Removal of Independent Special Litigation Managers. (i) In addition to any other Managers then serving on the Board, there shall be two additional Managers (each, an “Independent Special Litigation Manager”), who shall initially be Robert Wax and Grover Brown.   Upon the death, resignation or removal of an Independent Special Litigation Manager, a successor Independent Special Litigation Manager (A) may be appointed by the Class A Members and (B) shall be appointed by the Class A members if the remaining Independent Special Litigation Manager notifies the Company she/he desires that a successor be chosen, in which case the Class A Members shall appoint a successor within 30 days of receipt of such notice.   In any case in which the Class A Members appoint a successor, the Company shall first consult with the remaining Independent Special Litigation Manager and any such successor shall be reasonably acceptable to such Manager.

(ii) Each Independent Special Litigation Manager may resign at any time, provided that such Manager determines he can do so consistent with his fiduciary duties as outlined in Subsection 4.09(h) below.  Any Independent Special Litigation Manager may be removed from the Board upon a vote of the Class A Members, provided that such removal shall be permitted only following a written determination by legal counsel that is selected by, but independent of, the Company that such Special Litigation Manager possesses a material conflict of interest that is reasonably likely to cause a court to question the impartiality of such Manager with respect to fulfilling his duties as an Independent Special Litigation Manager.  Each Independent Special Litigation Manager shall cease to be a Manager of the Company (A) upon the termination of the Litigation (whether by dismissal, final order, settlement or otherwise), provided such termination will be effective upon written confirmation by the Independent Special Litigation Managers and the Board that such termination has occurred or (B) if the Company is engaged in other disputes involving matters that have been the subject of the Litigation, the Company (acting through the Managers other than the Special Litigation Managers) determines it would be beneficial to continue the role of Independent Special Litigation Manager and such Manager agrees to continue to serve in such capacity, then upon such later date as the Company and such Manager shall determine.

(c)           Formation of Special Litigation Committee.  The Independent Special Litigation Managers shall serve as the sole members of a Special Litigation Committee of the Board, which is hereby established.  The Special Litigation Committee may take action by the affirmative vote of a majority of the Independent Special Litigation Managers then in office and for the avoidance of doubt, if there are two Independent Special Litigation Managers then in office, the Special Litigation Committee may only take action by the affirmative vote of both such individuals.

(d)           Powers of the Special Litigation Committee.  The Special Litigation Committee is authorized, empowered and directed to investigate and evaluate the allegations and issues raised in the Litigation and to prepare such reports, arrive at such decisions and take such other actions in connection with the Litigation as the Special Litigation Committee deems appropriate and in the best interests of the Trusts and their respective Investors (other than the Company and the other named defendants in the Litigation).  The Special Litigation Committee shall have the full power and authority to act by and on behalf of the Company with respect to any action that the Company could take, solely in its capacity as Managing Shareholder of the Trusts and as liquidating Managing Shareholder of the Trusts (including without limitation the Company acting in its capacity as trustee of any liquidating trust established in connection with the winding up of the business and affairs of the Trusts), concerning the Litigation.  Such power and authority shall include (without limitation) the ability to take any one or more of the following actions: (i) request that the appropriate judicial authority allow the Company, as Managing Shareholder of the Trusts and acting through the Special Litigation Committee, to take over prosecution of the Litigation with respect to all or some claims brought on behalf of one or both Trusts; (ii) recommend to such judicial authority that the Litigation be terminated; (iii) settle such Litigation (with the approval of such judicial authority to the extent required by law); (iv) recommend to such judicial authority that the current plaintiffs in the Litigation continue to prosecute all or some claims on behalf of one or both Trusts; or (v) take any other appropriate remedial or other action that the Special Litigation Committee deems advisable.  The Special Litigation Committee is authorized to engage such advisors and administrative assistants including its own independent legal counsel, as the Special Litigation Committee shall deem advisable to assist it in discharging its responsibilities.  The Managers, officers, employees and agents of the Company shall provide the Special Litigation Committee and its advisors with any and all information requested by such persons, and shall cooperate in all respects with the requests of the Special Litigation Committee.

(e)           Expenses and Compensation.  The Company shall compensate each Independent Special Litigation Manager for his services on the Special Litigation Committee in the manner agreed upon by such person and the Company.  The costs and expenses incurred by the Special Litigation Committee, including the fees and expenses of advisors and administrative assistants engaged by the Special Litigation Committee, shall be borne by the Company.  In accordance with the Declarations of Trusts of each Trust and any other management or other agreement between the Company and the respective Trusts, the Company shall seek reimbursement for such compensation, costs and expenses from the Trusts in the manner contemplated by such declarations and other agreements.  Any reimbursement obligation will be allocated among the Trusts in accordance with their proportionate direct and indirect equity interests in CLPE Holdings Limited as of immediately prior to the transaction in which all equity interests in such entity were sold to an affiliate of Macquarie European Infrastructure Fund   (assuming solely for purposes of this sentence that the Trusts were the only beneficial owners of equity interests in CLPE Holdings Limited).

(f)           Manager Participation in Special Litigation Committee Proceedings.  The Special Litigation Committee and its decisions shall not be subject to review by the Board.  Unless otherwise determined by the Special Litigation Committee, no Manager other than the Independent Special Litigation Managers shall be entitled to notice of, or to participate in, meetings of the Special Litigation Committee.

(g)           Voting Rights of the Independent Special Litigation Managers.  The Independent Special Litigation Managers shall constitute a separate Manager group, and notwithstanding any provisions to the contrary in any section of this Agreement other than this Section 4.09, the Independent Special Litigation Managers shall not have any duties (fiduciary or otherwise), responsibilities, voting power or other authority as Managers of the Company or as members of the Board, other than as conferred upon them by the provisions of this Section 4.09.  All references in provisions of this Agreement other than this Section 4.09 to action by “the Board”, or to a majority or other proportion of the Managers, or other similar references, shall refer in each case to action taken by a majority or other proportion of the Managers who are not Independent Special Litigation Managers and are entitled to vote on the subject matter at issue.  Unless otherwise determined by the Board, the Independent Special Litigation Managers shall not be entitled to notice of, or to participate in, any meeting of the Board.

(h)           Duties of the Independent Special Litigation Managers.  The Independent Special Litigation Managers shall satisfy their fiduciary duties to the Company and its Members by acting solely in the best interests of the Trusts and their respective Investors (other than the Company and the other named defendants in the Litigation), including by acting in a manner that may not be the best interest of the Company or the other named defendants in the Litigation.  Such fiduciary duties shall be the same as the fiduciary duties that the Managing Shareholder owes to the Trusts and their respective Investors (other than the Company and the other named defendants in the Litigation) under the laws of the State of Delaware, and in the event of any conflict between the laws of the State of Delaware and the laws of the State of New Jersey on any matters relating to the fiduciary duties of the Independent Special Litigation Managers, each Manager shall be deemed to have complied with such Manager’s fiduciary duties by acting in accordance with the applicable laws of the State of Delaware. Except as set forth in the preceding provisions of this subparagraph (h), all fiduciary duties that would otherwise be imposed on the Independent Special Litigation Managers by this Agreement or applicable law are hereby eliminated to the fullest extent permitted by law and equity.

(i)           Limitation of Liability of an Independent Special Litigation Manager.  No Independent Special Litigation Manager shall be obligated personally for any debt, obligation or liability of the Company or of any Member or any Manager, whether arising in contract, tort or otherwise, solely by reason of being or acting as an Independent Special Litigation Manager of the Company.  No Independent Special Litigation Manager shall be personally liable to the Company or to its Members for acting in good faith reliance upon the provisions of this Agreement, including by acting upon the advice of legal counsel to the Special Litigation Committee regarding this Agreement, or for breach of any fiduciary or other duty that does not involve actual fraud, intentional misconduct or a knowing violation of law.

(j)           Indemnification, Advancement and Insurance for Independent Special Litigation Managers.

(i)           Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Independent Special Litigation Manager against any and all losses, claims, damages, expenses and liabilities (including but not limited to any investigation, legal or other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any actions, suits, proceedings or claims) of any kind or nature whatsoever (collectively, “Damages”) that such person may become subject to or liable for by reason of such person acting as an Independent Special Litigation Manager, including, without limitation, indemnification against negligence, gross negligence and breach of duty, asserted by the Company, in the right of the Company or any Member of the Company, or asserted by any other person. Notwithstanding the foregoing, if a court of competent jurisdiction makes final non-appealable determinations, in an action brought in whole or in part to determine an entitlement to indemnification under this Agreement, that any such Damages arose from actual fraud, intentional misconduct or a knowing violation of law by the Independent Special Litigation Manager seeking indemnity, then such Manager shall not be entitled to be indemnified to the extent so determined. The indemnity provided hereunder shall survive the termination of the Company and this Agreement.  Notwithstanding the foregoing provisions, the Company shall indemnify an Independent Special Litigation Manager pursuant to this Subsection 4.09(j) in connection with a proceeding (or part thereof) initiated by such Manager only if such proceeding (or part thereof) was authorized by the Board or if such proceeding (or part thereof) was brought in accordance with Subsection 4.09(j)(iii).

(ii)           Advances of Expenses.  Costs and expenses that are subject to the indemnification set forth in Section 4.09(j)(i) shall, at the request of the Independent Special Litigation Manager, be advanced by the Company to such person prior to the final resolution of the matter, so long as such person agrees in writing to reimburse the Company for the amount advanced if it is ultimately determined by a court of competent jurisdiction as set forth in Subsection 4.09(j)(i) that there was no entitlement to indemnification under Subsection 4.09(j)(i).  For purposes of this Subsection 4.09(j), the term “expenses” means all expenses, including attorneys’ fees and disbursements, actually incurred in defense of a proceeding or in seeking indemnification under this Subsection 4.09(j), provided that the applicable Independent Special Litigation Manager believes in good faith such expenses were reasonably incurred.

(iii)           Enforcement of Rights.  If a claim under Section 4.09(j)(i) is not paid in full by the Company within 60 days after a written claim from an Independent Special Litigation Manager has been received by the Company, or if a claim under Subsection 4.09(j)(ii) is not paid in full by the Company within 30 days after a written claim from an Independent Special Litigation Manager has been received by the Company, the Independent Special Litigation Manager may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  For the avoidance of doubt, the right to indemnification provided by Subsection 4.09(j)(i) shall apply so that, if an Independent Special Litigation Manager is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Independent Special Litigation Manager shall be entitled to be paid also the expense of prosecuting or defending such suit to the full extent such payment is permitted by law.  Neither the failure of the Company to have made a determination prior to the commencement of such suit that indemnification of an Independent Special Litigation Manager is proper in the circumstances because he or she has met such applicable standard of conduct, nor an actual determination by the Company that such person has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by such person, be a defense to such suit.  In any suit brought by an Independent Special Litigation Manager to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Independent Special Litigation Manager is not entitled to be indemnified, or to such advancement of expenses, under this Agreement or otherwise shall be on the Company.

(iv)           Subrogation and Related Matters.  The Company shall not be obligated pursuant to this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that the Independent Special Litigation Manager has otherwise actually received such payment under any other indemnity or advancement agreement, insurance policy, contract or other agreement, in each case with or from a Primary Source (such indemnity or advancement agreement, insurance policy, contract or other agreement with or from a Primary Source, an “other source”).  To the extent an Independent Special Litigation Manager has not received payment, within the time periods specified in Subsection 4.9(j)(iii), from an other source to hold the Independent Special Litigation Manager harmless with respect to any losses, claims, damages, expenses and liabilities, the Company shall pay the indemnification and advancement required by this Subsection 4.09(j) to the extent payment has not otherwise been received by the Independent Special Litigation Manager from an other source.  In the event of any payment under this Subsection 4.09(j), the Company shall be subrogated to the extent of such payment to all of the rights of recovery of an Independent Special Litigation Manager from an other source, and the Independent Special Litigation Manager shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.  For purposes of this Subsection 4.09(j), a “Primary Source” refers to each of the following: each of the Trusts, the former, present or future liability insurers of the respective Trusts and the former, present or future liability insurers of the Company.

  (v)           Insurance.  The Company shall have authority to purchase and maintain insurance on behalf of any Independent Special Litigation Manager against any liability or cost incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have power to indemnify against such liability or cost.

(vi)           Nature of Rights.  The rights conferred upon an Independent Special Litigation Manager in this Agreement shall be contract rights and such rights shall continue as to a person who has ceased to be an Independent Special Litigation Manager.  The indemnification provided by this Subsection 4.09(j) shall inure to the benefit of the heirs and personal representatives of an Independent Special Litigation Manager.  Each reference in this Subsection 4.09(j) to an Independent Special Litigation Manager shall be deemed a reference to a present or former Independent Special Litigation Manager.

(vii)           Non-Exclusivity.  The provisions of this Subsection 4.09(j) shall not be construed to limit the power of the Company to indemnify any Independent Special Litigation Manager to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law.  The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Subsection 4.09(j).

(viii)           Cooperation.  Each Independent Special Litigation Manager shall permit the Company to assume the defense of any action, suit or proceeding that causes such Manager to incur expenses that are subject to advancement under Subsection 4.09(j)(ii); provided that such Manager may retain separate counsel (and the fees and expenses of such counsel shall be paid by the Company in accordance with, and subject to the provisions of, Subsection 4.09(j)(ii)) if such Manager reasonably determines there may be a conflict between him or her and the Company in the conduct of any such defense.

(ix)           Amendments.  The provisions of this Subsection 4.09(j) may be amended or repealed in accordance with Section 13.03; provided, however, that (A) no amendment or repeal of such provisions that adversely affects any rights of an Independent Special Litigation Manager under this Subsection 4.09(j) with respect to his or her acts or omissions at any time prior to such amendment or repeal shall apply to an Independent Special Litigation Manager without his consent and (B) any proposed amendment or repeal be provided in writing to the Independent Special Litigation Manager at least 30 days prior to its proposed effective date, and the Company shall delay the effectiveness thereof if and to the extent that any Manager notifies the Company that he intends to resign but does not believe that he can do so at that time, consistent with the exercise of his fiduciary duties.

(x)           The provisions of Article XII shall not apply to any Independent Special Litigation Manager.

[Signature Page(s) Follow(s)]

In Witness Whereof, the undersigned have duly executed this written consent on the date set forth below.

Irrevocable Trust u/a/d May 11, 1999

By:	/s/ Robert E. Swanson
Robert E. Swanson, Managing Trustee

Dated:	May 17, 2010

Swanson Family Control Trust u/i/d March 2, 2006

By:	/s/ Robert E. Swanson
Robert E. Swanson, Trustee

Dated:	May 17, 2010

GST Trust

By:	/s/ Matthew Swanson
Matthew Swanson, Managing Trustee

Dated:	May 17, 2010